EXHIBIT A-2


                           FIRST AMENDMENT TO THE
                            DECLARATION OF TRUST
                                     OF
                        FORTRESS INVESTMENT TRUST II


         THIS FIRST AMENDMENT TO THE DECLARATION OF TRUST OF FORTRESS INVESTMENT TRUST II (this "Amendment"), made as of the 5th day of September, 2002, by the sole Shareholder (as defined in the Trust
Declaration).


                            W I T N E S S E T H:


         WHEREAS, Fortress Investment Trust II, a Delaware business trust (the "Trust"), is governed by that certain Declaration of Trust of Fortress Investment Trust II, dated as of July 3, 2002 (the "Trust Declaration");

         WHEREAS, the sole Shareholder desires to amend the Trust
Declaration as herein set forth, pursuant to Section 7.3(a) of the Trust Declaration;

         NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the sole Shareholder hereby agrees as follows:

1. Defined Terms. All capitalized terms used but not otherwise defined in this Amendment have the meanings ascribed thereto in the Trust Declaration.

2.       Trust Declaration Amendments. The Trust Declaration is amended, as follows, by:

         (a) deleting from the penultimate line of the definition of the term "Permitted Temporary Investments" in Section 1.3 thereof the words "which correspond to the types described in clause (a) forgoing," and inserting in lieu thereof the words "which correspond to the types described in clause (a) foregoing, and of similar investment quality,";

         (b) deleting from Section 3.3 the words "Section 2.4(a) - (s)" and inserting in lieu thereof the words "Section 2.3(a) - (s)";

         (c) inserting at the end of Section 5.1 the sentence "No additional Shares shall be authorized or issued without the affirmative vote of Shareholders holding 100% of the Shares then issued and outstanding.";

         (d) inserting at the end of Section 5.10 the sentence " Only to the extent that the "Unpaid Capital Obligations" (as defined in the Amended and Restated Limited Liability Company Operating Agreement of Fortress Investment Fund II LLC) of the Shareholder Investors are deemed increased pursuant to Section 4.8(c) of such agreement, the unpaid portion of the Capital Commitment of Fortress Investment Fund II LLC, as Shareholder, to the Trust shall be deemed increased."; and

         (e) deleting from the first sentence of Section 7.1 the words "by a majority of the Shareholders" and inserting in lieu thereof the words "by Shareholders holding a majority of Shares.".

3.       No Other Modifications.

         The Trustees agree that except as modified by this Amendment, the terms and provisions of the Trust Declaration shall remain in full force and effect, and are hereby ratified and reaffirmed.

4.       Miscellaneous.

                  (i) In the event of a conflict or inconsistency between this Amendment and the Trust Declaration, the terms hereof shall supersede and govern.

                  (ii) This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument.

                  (iii) This Amendment shall be binding upon, and shall inure to the benefit of, the respective successors and assigns of the parties hereto.

                  (iv) This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of Delaware.

         IN WITNESS WHEREOF, the sole Shareholder has duly executed this Amendment as of the day and year first above written.


                                   FORTRESS INVESTMENT FUND II LLC

                                   By:  Fortress Fund MM II LLC, its managing
                                        member

                                        By:  Fortress Investment Group, its
                                             managing member


                                             By: /s/ Randal A. Nardone
                                                 ---------------------------
                                                 Name:  Randal A. Nardone
                                                 Title: Chief Operating Officer
                                                        & Secretary